UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 14, 2022 (June 13, 2022)

VIEWBIX INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-15746

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

11 Derech Menachem Begin Street, Ramat Gan,	5268104
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: +972 9-774-1505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2022, Mr. Yoram Baumann, 69, was appointed to the board of directors of Viewbix Inc. (the “Board” and the “Company”, respectively), where he will assume the role of chairman of the Board, effective immediately. Mr. Baumann previously served as the chairman of the board of directors of Gix Internet Ltd, the parent company of the Company (“Gix Internet”), from January 2020 to June 2022, and currently serves as chairman of the board of Gix Media Ltd., the wholly owned subsidiary of Gix Internet (“Gix Media”), which position he has held since May 2021. Additionally, Mr. Baumann is chairman of the Publicis Group in Israel, which role he has held since June 2012. Mr. Baumann holds a B.A. in Advertising and Marketing from Watford College of Advertising, England.

The selection of Mr. Yoram Baumann as a director and chairman of the Board was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Yoram Baumann and any director or other executive officer of the Company. Mr. Baumann is not receiving any form of compensation for his appointment to and service on the Board.

Except for the following, there are no related party transactions between the Company and Mr. Yoram Baumann reportable under Item 404(a) of Regulation S-K: On June 28, 2021, the shareholders of Gix Internet approved (i) a monthly fee of NIS 25,000 payable to Mr. Baumann in connection with his service as Gix Internet’s chairman of the board, and (ii) a monthly fee of NIS 25,000 payable to Mr. Baumann in connection with his service as the chairman of the board of Gix Media.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viewbix Inc.

By:	/s/ Amihay Hadad
Name:	Amihay Hadad
Title:	Chief Executive Officer

Date: June 14, 2022